WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.


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                                                                      Exhibit 27
                       VARLEN CORPORATION AND SUBSIDIARIES
                             FINANCIAL DATA SCHEDULE
                                 (IN THOUSANDS)


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                                                                        FOR THE
                                                                      YEAR ENDED
ITEM NUMBER         ITEM DESCRIPTION                                    1/31/94
- -----------         ----------------                                  ----------
5-02(1)             Cash and cash items                                  $5,168
5-02(2)             Marketable securities                                   ---
5-02(3)(a)(1)       Notes and accounts receivable-trade                  35,455
5-02(4)             Allowances for doubtful accounts                      1,207
5-02(6)             Inventory                                            37,067
5-02(9)             Total current assets                                 84,575
5-02(13)            Property, plant,and equipment                       106,700
5-02(14)            Accumulated depreciation                             53,833
5-02(18)            Total assets                                        186,264
5-02(21)            Total current liabilities                            35,529
5-02(22)            bonds, mortgages and similar debt                    72,698
5-02(28)            Preferred stock-mandatory redemption                    ---
5-02(29)            Preferred stock-no mandatory redemption                 ---
5-02(30)            Common stock                                            485
5-02(31)            Other stockholders' equity                           63,159
5-02(32)            Total liabilities and stockholders' equity          186,264
5-03(b)1(a)         Net sales of tangible products                      291,908
5-03(b)1            Total revenues                                      291,908
5-03(b)2(a)         Cost of tangible goods sold                         221,988
5-03(b)2            Total cost and expenses applicable to sale and
                    revenues                                            221,988
5-03(b)3            Other costs and expenses                                ---
5-03(b)5            Provision for doubtful accounts and notes               ---
5-03(b)(8)          Interest and amortization of debt discount            6,332
5-03(b)(10)         Income before taxes and other items                  18,723
5-03(b)(11)         Income tax expenses                                   7,957
5-03(b)(14)         Income/loss continuing operations                    10,766
5-03(b)(15)         Discontinued operations                                 ---
5-03(b)(17)         Extraordinary items                                     ---
5-03(b)(18)         Cumulative effect-changes in accounting principles      ---
5-03(b)(19)         Net income or loss                                  $10,766
5-03(b)(20)         Earnings per share - primary                          $2.18
5-03(b)(20)         Earnings per share - fully diluted                    $1.90




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